Exhibit 15.4

KPMG en Perú	Teléfono	51 (1) 611 3000
Torre KPMG. Av. Javier Prado Oeste 203	Fax	51 (1) 421 6943
San Isidro. Lima 27, Perú	Internet	www.kpmg.com/pe

Consent of Independent Auditors

The Board of Directors

Generandes Peru S.A:

We consent to the incorporation by reference in Amendment No. 1 to the December 31, 2014 annual report on Form 20-F and the registration statement on Form S-8 (No. 333-201716) of Kenon Holdings Ltd. of our report dated July 4, 2014, with respect to the consolidated statements of financial position of Generandes Peru S.A. and subsidiaries as of December 31, 2013, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2013 and 2012 not included herein, which report appears in the registration statement on Form F-l (No. 33-206667) of IC Power Pte. Ltd.

Caipo y Asociados S. Civil de R. L.

Lima, Peru

March 4, 2016

Caipo y Asociados S. Civil de R.L., sociedad civil peruana de responsabilidad limitada	Inscrita en la partida
y firma miembro de la red de firmas miembro independientes de KPMG afiliadas a	N° 01681796 del Registro de
KPMG International Cooperative (“KPMG International”), una entidad suiza.	Personas Juridicas de Lima.